Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Second Quarter 2012 Results

Wayne, PA – July 31, 2012 – SunGard, one of the world’s leading software and technology services companies, today reported results for the second quarter ended June 30, 2012. For the second quarter, revenue was $1.08 billion, down 4% year over year (down 2% adjusting for currency). Excluding one of our capital markets businesses, a broker/dealer, and adjusting for currency, revenue was flat year over year. Operating income was $104 million in the quarter, up 34% year over year, driven by a 7% decline in total costs and expenses. Adjusted EBITDA was $296 million and adjusted operating income was $215 million in the quarter, up 5% and 6% respectively. Adjusted EBITDA and adjusted operating income are defined in Notes 1 and 2 in the Notes attached to this release.

Russ Fradin, president and chief executive officer, commented, “While the environment remains challenging, I’m pleased with our strong performance in software license fees in the quarter. This performance coupled with our continued focus on operating cost management enabled us to improve both our profit and cash flow generation. I’m proud of how our team is managing during these challenging times, and I’m confident that we’re focused on the right initiatives and investments to drive the long term growth of the business.”

Financial Systems revenue was $682 million in the second quarter, down 4% year over year (down 2% adjusting for currency). Excluding the broker/dealer business and adjusting for currency, revenue increased 2%. Software license fees were $73 million in the quarter, an increase of $5 million compared to a strong performance in the second quarter of 2011.

Notable deals in the quarter included the following:

•	A leading European retail bank selected SunGard’s Front Arena and Adaptiv to support trading and risk management across multiple asset classes and business lines.

•

The securities and investment banking division of one of the largest diversified financial services companies in the U.S. selected SunGard’s Stream GMI and a hosted installation of Stream Clearvision for post trade derivatives processing, plus professional services.

•	One of Canada’s largest banks selected SunGard’s new Apex Collateral solution for enterprise cross-asset collateral management and optimization.

•	A leading global asset manager selected SunGard’s APT for its middle- and front-office risk and investment teams, globally, to provide a robust and consistent view of risk across its business.

Availability Services revenue was $351 million in the second quarter, down 4% year over year (down 2% adjusting for currency). The decline in revenue was primarily driven by North American recovery services, partially offset by North American managed services.

Notable deals in the quarter included the following:

•	One of the largest financial services firms in the U.S. selected SunGard for recovery services.

•	One of the largest and most populated states in the U.S. selected SunGard to provide advanced recovery services.

•	A global leader in supply chain management selected SunGard to provide a comprehensive suite of managed recovery solutions.

All Other revenue, comprised of our Public Sector and K-12 businesses, was $51 million in the second quarter, compared to $53 million in the second quarter of 2011. Software license fees were $2 million in the quarter, unchanged compared to the prior year’s second quarter.

Financial Position

For the first six months of 2012, the continuing operations of the Company generated $220 million in cash flow from operations, an increase of $44 million over the prior year, invested $115 million in capital expenditures and spent $9 million on one acquisition net of acquired cash. During the quarter, the Company also used available cash to redeem its 10.625% senior notes due 2015 for $527 million plus accrued interest and paid $240 million in taxes related to the sale of its Higher Education business. The Company expects to pay the remaining approximately $210 million in taxes related to the sale of its Higher Education business over the last two quarters of 2012.

At June 30, 2012, total debt outstanding was $6.1 billion and cash was $699 million. In addition, the Company’s leverage ratio as defined in its senior secured credit agreement was 4.26x, down from 4.96x at December 31, 2011, principally reflecting debt reduction of $1.7 billion during the first half of 2012.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss second quarter 2012 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 14007298. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on August 14, 2012. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 14007298. A replay will also be available two hours after the call ends through midnight on August 14, 2012 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 17,000 employees and serves approximately 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of about $4.5 billion, SunGard is the largest privately held software and services company and is ranked 480 on the Fortune 500. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, Apex Collateral, APT, Front Arena, Stream Clearvision and Stream GMI are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of leverage; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Jun. 30,
	2011	2012
Revenue:
Services	$1,022	$986
License and resale fees	81	83

Total products and services	1,103	1,069
Reimbursed expenses	30	15

Total revenue	1,133	1,084

Costs and expenses:
Cost of sales and direct operating	482	446
Sales, marketing and administration	293	266
Product development and maintenance	103	97
Depreciation and amortization	68	70
Amortization of acquisition-related intangible assets	110	101

Total costs and expenses	1,056	980

Operating income	77	104
Interest income	1	—
Interest expense and amortization of deferred financing fees	(129)	(101)
Loss on extinguishment of debt	—	(36)

Loss from continuing operations before income taxes	(51)	(33)
Benefit from income taxes	20	25

Loss from continuing operations	(31)	(8)
Loss from discontinued operations, net of tax	(42)	—

Net loss	$(73)	$(8)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2011	2012
Revenue:
Services	$2,017	$1,975
License and resale fees	142	114

Total products and services	2,159	2,089
Reimbursed expenses	60	34

Total revenue	2,219	2,123

Costs and expenses:
Cost of sales and direct operating	975	915
Sales, marketing and administration	555	524
Product development and maintenance	199	185
Depreciation and amortization	137	141
Amortization of acquisition-related intangible assets	227	203

Total costs and expenses	2,093	1,968

Operating income	126	155
Interest income	2	—
Interest expense and amortization of deferred financing fees	(266)	(223)
Loss on extinguishment of debt	(2)	(51)
Other income	—	2

Loss from continuing operations before income taxes	(140)	(117)
Benefit from income taxes	31	32

Loss from continuing operations	(109)	(85)

Income from discontinued operations, net of tax	13	312

Net income (loss)	$(96)	$227

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31, 2011	Jun. 30, 2012
Assets:
Current:
Cash and cash equivalents	$868	$699
Accounts receivable, net	951	831
Clearing broker assets	213	101
Prepaid expenses and other current assets	117	141
Assets held for sale	1,326	—

Total current assets	3,475	1,772
Property and equipment, net	893	871
Software products, net	554	464
Customer base, net	1,580	1,470
Other assets, net	1,163	1,138
Goodwill	4,885	4,872

Total Assets	$12,550	$10,587

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$10	$10
Accounts payable and accrued expenses	794	825
Clearing broker liabilities	179	69
Deferred revenue	862	817
Deferred income taxes	76	—
Liabilities related to assets held for sale	230	—

Total current liabilities	2,151	1,721
Long-term debt	7,819	6,101
Deferred income taxes	1,119	1,078

Total liabilities	11,089	8,900
Stockholder’s equity	1,461	1,687

Total Liabilities and Stockholder’s Equity	$12,550	$10,587

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2011	2012
Cash flow from operations:
Cash flow from (used in) continuing operations	$176	$220
Cash flow from (used in) discontinued operations	1	(234)

Cash flow from (used in) operations	177	(14)

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(26)	(9)
Cash paid for property and equipment and software	(128)	(115)
Other investing activities	(1)	3

Cash provided by (used in) continuing operations	(155)	(121)
Cash provided by (used in) discontinued operations	(5)	1,742

Cash provided by (used in) investment activities	(160)	1,621

Financing activities:
Cash received from borrowings, net of fees	14	(17)
Cash used to repay debt	(2)	(1,725)
Premium paid to retire debt	—	(27)
Other financing activities	(7)	(15)

Cash provided by (used in) continuing operations	5	(1,784)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	5	(1,784)

Effect of exchange rate changes on cash	21	3

Increase (decrease) in cash and cash equivalents	43	(174)
Beginning cash and cash equivalents includes cash of discontinued operations (2011: $7, 2012: $5)	778	873

Ending cash and cash equivalents includes cash of discontinued operations (2011: $8, 2012: $-)	$821	$699

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes as well as under our senior secured credit facilities, as amended, which were entered into in August 2005 and our senior notes entered into in November 2010. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Jun. 30,		Last Twelve Months Ended Jun. 30,
(in millions)	2011	2012	2012

Income (loss) from continuing operations	$(31)	$(8)	$(49)
Interest expense, net	128	101	480
Benefit from income taxes	(20)	(25)	(119)
Depreciation and amortization	178	171	690

EBITDA	255	239	1,002
Goodwill impairment charges	—	—	48
Purchase accounting adjustments	2	3	10
Non-cash charges	9	9	40
Restructuring and other	16	9	85
Acquired EBITDA, net of disposed EBITDA	—	—	1
Loss on extinguishment of debt	—	36	52

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2015	$282	$296	$1,238

	Six Months Ended Jun. 30,
(in millions)	2011	2012

Loss from continuing operations	$(109)	$(85)
Interest expense, net	264	223
Benefit from income taxes	(31)	(32)
Depreciation and amortization	364	344

EBITDA	488	450
Purchase accounting adjustments	6	5
Non-cash charges	14	20
Restructuring and other	27	13
Loss on extinguishment of debt	2	51

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2015	$537	$539

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, restructuring and other costs and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use this information when evaluating the underlying performance of the Company. While these charges are not of a non-recurring nature, by excluding these charges, in particular when they materially change from period to period, we are able to perform additional analysis of our business which we believe is important in understanding the operating results of the business. We regularly communicate our results, separately identifying these charges, to our board of directors. We changed how we define adjusted operating income and have conformed prior periods to the current period presentation. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended Jun. 30,			Six Months Ended Jun. 30,
(in millions)
GAAP Revenue and Operating Income	2011	2012	change	2011	2012	change
Total revenue	$1,133	$1,084	(4)%	$2,219	$2,123	(4)%

Operating income (loss)	$77	$104	34%	$126	$155	23%
Operating income margin	7%	10%		6%	7%

Reconciliation to Adjusted Operating Income
Amortization of acquisition-related intangible assets	110	101		227	203
Restructuring and other costs	14	6		18	10
Management fees	2	4		5	6

Adjusted operating income	$203	$215	6%	$376	$374	(1)%

Adjusted operating income margin	18%	20%		17%	18%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Impact of Broker/Dealer on Reported Revenue Growth of Continuing Operations

Beginning in 2007, the Company experienced significant revenue volatility in one of its trading systems businesses, a broker/dealer business with inherently lower margins than the rest of the financial systems business, and whose revenue is a function of market volatility and customer mix. Reported revenue growth with and without the broker/dealer business for the total Company and Financial Systems for 2009, 2010, 2011 and 2012 follows:

							Full Year
	Mar-11	Jun-11	Sep-11	Dec-11	Mar-12	Jun-12	2009	2010	2011
Revenue growth as reported:
Total SunGard	1%	1%	3%	-3%	-4%	-4%	-1%	-7%	0%
Financial Systems	2%	2%	5%	-4%	-6%	-4%	0%	-9%	1%

Revenue growth as reported without broker/dealer business:
Total SunGard	3%	4%	6%	-2%	-2%	-2%	-1%	2%	3%
Financial Systems	6%	7%	10%	-2%	-3%	-1%	0%	6%	5%